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                                  NEWS RELEASE
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For Release:  Immediate                            For more information Contact:
                                                                  Maria Vafiades
                                                                   (508)947-4343

                   MAYFLOWER BANCORP, INC. ANNOUNCES MARK-DOWN
              IN VALUE OF PREFERRED STOCK; REMAINS WELL CAPITALIZED

      (Middleboro, MA), September 12, 2008 - Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR), the parent company of Mayflower Cooperative Bank, announced today that it will incur a loss of approximately $1.3 million, net of taxes, resulting from the markdown in value of preferred stock issued by the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA"). This loss will be recorded during the Company's second quarter ending October 31, 2008.

      This action was taken following the September 7, 2008 announcement that the Federal Housing Finance Agency had placed FHLMC and FNMA under conservatorship and that dividend payments on the subject securities were being suspended. Accordingly, the Company will record a non-cash, other than temporary gross impairment charge of approximately $1.9 million, representing the entire value of the investments, during the three months ending October 31, 2008 relative to its investments in these preferred stocks. This represents an after-tax charge of $1.3 million or $0.62 per share. With the outcome of this conservatorship being far from certain and with subsequent actions providing clear evidence of these investments' permanent impairment, the Company believes its decision to write these investments down in accordance with the provisions of Statement of Financial Accounting Standards No. 115 is appropriate. The Company will continue to monitor the market and hold its original investments in FHLMC preferred stock and FNMA and FHLMC auction preferred stock.

      The Company anticipates remaining "well capitalized" subsequent to the recording of these impairment charges. The Company expects its Tier 1 regulatory capital ratio to be approximately 7.6% at September 30, 2008 which is above the 5% level required by regulators to be considered well-capitalized. The Company does not foresee a need to raise additional equity capital as a result of this impairment-related writedown.

      Edward M. Pratt, President of Mayflower Bancorp, Inc., commented "The Company has determined that the recognition of this loss is the most appropriate action for Mayflower Bancorp, Inc., at this time. We note that the Company remains well-capitalized under all regulatory guidelines, and that earnings from operations remain consistent." Mr. Pratt noted further that the Company expects to be able to declare its normal dividend for the quarter ending October 31, 2008. Final results for that period are anticipated to be released at the end of November.

      Mayflower Bank is a Massachusetts-chartered co-operative bank with over $239.6 million in assets, serving Southeastern Massachusetts from its main office in Middleboro and full-service branch offices in Bridgewater, Lakeville, Plymouth, Rochester, Wareham and West Wareham, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits and by the Share Insurance Fund (SIF) of Massachusetts for amounts in excess of those limits.

This earnings report may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Bank's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Bank's operations, pricing, products and services.